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     Marvel                                     FOR IMMEDIATE RELEASE


                       MARVEL LAUNCHES EXCHANGE OFFER FOR
                       ITS 8% CONVERTIBLE PREFERRED STOCK

                  - Each Preferred Share Tendered Will Receive
                      1.39 Shares of Marvel Common Stock -

                - Holders of 55% of the Preferred Stock Indicate
                       Their Intention to Tender Shares -

NEW YORK, New York - October 7, 2002 - Marvel Enterprises, Inc. (NYSE: MVL), announced today that it has commenced an offer to exchange shares of its common stock for all 20.8 million outstanding shares of its 8% Cumulative Convertible Exchangeable Preferred Stock (OTC BB: MVLEP; CUSIP No. 57383M207) at the rate of
1.39 shares of common stock for each share of preferred stock.

The exchange offer is expected to be immediately accretive to earnings per common share by substantially reducing or eliminating the burden of required pay-in-kind dividends on the preferred stock. Those dividends amounted to $16.3 million in the twelve months ended September 30, 2002. Additionally, the exchange offer is intended to increase the trading float and liquidity of Marvel's common stock as well as reduce or extinguish Marvel's obligation to redeem the outstanding preferred stock for $10.00 per share in cash in 2011.

Marvel's net income for the first six months of 2002 amounted to $4.6 million. After the preferred dividend requirement of $8.1 million, the loss attributable to common stockholders was ($3.6 million), or a diluted loss of ($0.09) per share. On a pro forma basis, assuming 100% acceptance of the exchange offer on January 1, 2002, Marvel's earnings per share for the six-month period would have amounted to $0.07 per share.

Morgan Stanley & Co. Incorporated; Whippoorwill Associates, Incorporated; and Marvel Enterprises' Vice Chairman, Isaac Perlmutter have indicated to Marvel that they currently intend to tender in the offer all of the 11.3 million shares of preferred stock that they own. Mr. Perlmutter and Shelley Greenhaus, the President and Managing Director of Whippoorwill, are members of Marvel's Board of Directors.

The Exchange Offer will expire at 5:00 p.m. New York City time on November 18, 2002, unless extended at Marvel's sole discretion. If all of the outstanding shares of preferred stock are exchanged in the offer, 28.9 million shares of common stock will be issued to holders of preferred stock, increasing the Company's total common shares outstanding to 65.2 million from 36.3 million at June 30, 2002.

A special committee of independent members of Marvel's Board of Directors reviewed the advisability of the exchange offer and structured its terms with the assistance of Thomas Weisel Partners LLC, the financial advisor to the special committee. While the special committee has approved the exchange offer, neither the special committee, the Board of Directors or Thomas Weisel Partners LLC is making any recommendation to holders of preferred stock as to whether to tender or refrain from tendering their shares or, if stockholders elect to tender, how many shares to tender.


                                     -more-


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Marvel Launches Exchange Offer, 10/7/02                           page 2
The Offer to Exchange and Letter of Transmittal, which describe the exchange offer in greater detail, are being mailed to holders of preferred stock. D.F. King & Co., Inc. is the information agent and American Stock Trust & Transfer Company is the exchange agent for the offer. Copies of the Offer to Exchange and related documents may be obtained by calling D.F. King at (800) 269-6427. Stockholders are urged to read the Offer to Exchange and Letter of Transmittal because they contain important information concerning the exchange offer.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of Marvel common stock in any state of the United States in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Marvel Enterprises
With a library of over 4,700 proprietary characters, Marvel Enterprises, Inc. is one of the world's most prominent character-based entertainment companies. Marvel's operations are focused in four areas: entertainment (Marvel Studios), licensing, comic book publishing and toys (Toy Biz). Marvel facilitates the creation of entertainment projects, including feature films, television and DVD/home video, based on its characters and also licenses its characters for use in a wide range of consumer products and services including video and computer games, apparel, collectibles, snack foods and promotions. Marvel's characters and plot lines are created by its comic book division which continues to maintain a leadership position in the U.S. and worldwide while also serving as an invaluable source of intellectual property. For additional information visit the Marvel Web site at http://www.marvel.com.

The exchange offer is subject to various conditions which are described in the Offer to Exchange. There can be no assurance that the exchange offer will be successful. Although Morgan Stanley, Whippoorwill and Mr. Perlmutter have indicated to the Company that they currently intend to tender all of their shares of preferred stock, the Company does not have an agreement with them to do so and there is no assurance that they will participate in the exchange offer or the extent to which they will do so. Except for historical information contained herein, the statements in this news release regarding the Company's plans are forward-looking statements that are dependent upon certain risks and uncertainties, including the Company's potential inability to successfully implement its business strategy, a decrease in the level of media exposure or popularity of the Company's characters resulting in declining revenues from products based on those characters, the timing of releases and the decisions to proceed with feature films and TV series based on the Company's characters, the lack of commercial success of entertainment projects based on the Company's characters, the lack of commercial success of properties owned by major entertainment companies that have granted the Company toy licenses, the lack of consumer acceptance of new product introductions, the imposition of quotas or tariffs on toys manufactured in China as a result of a deterioration in trade relations between the U.S. and China, changing consumer preferences, production delays or shortfalls, continued pressure by certain of the Company's major retail customers to significantly reduce their toy inventory levels, the impact of competition and changes to the competitive environment on the Company's products and services, the ability of the Company's licensees to successfully market and sell the licensed products, changes in technology and changes in governmental regulation and the continued financial stability of major licensees of the Company. Those and other risks and uncertainties are described in the Offer to Exchange and in the Company's other filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Marvel assumes no obligation to publicly update or revise any forward-looking statements.

                                     # # #

Investor Relations Contact:
---------------------------
Richard Land, David Collins
Jaffoni & Collins Incorporated
212/835-8500 or mvl@jcir.com